The following letter was sent to the employees of U.S. Geothermal Inc. on January 24, 2018

January 24, 2018

Dear U.S. Geothermal Employees,

Today, we announced that Ormat has made an offer to acquire U.S. Geothermal that has been accepted by the Board of Directors. A press release describing the details of the transaction is attached. Ormat has offered to buy the company for an all cash offer of $5.45 per share.

As many of you know, Ormat is a NYSE and Israeli listed company, and is the largest, pure geothermal company in the world. Our success at U.S. Geothermal is recognized across the industry, and this offer validates our company’s accomplishments, resulting in three operating power plants, an excellent pipeline of development projects and a best in class team of valued Employees.

Going forward, while we have announced this combination today, it is important to note that it is not yet complete. We anticipate closing this transaction in the next quarter, subject to receipt of the necessary approvals from both companies’ shareholders and regulators. Our shareholders will be asked to vote on the offer at a Shareholders Meeting, and in addition, the transaction must receive approval from regulators and our lenders.

It will take approximately 90 days before we can prepare and deliver the required Information Circular to all shareholders, and have a compliant shareholder meeting and vote. If the offer is approved by the shareholders, the transaction will close shortly afterward. Stock options held by employees will vest when the transaction closes, and the cash difference between the option price and offer price will be paid through the normal payroll process so taxes will be withheld.

During this period, both companies will continue to operate independently, and we must manage as in the normal course, all aspects of our business operations. If the transaction closes, the Boise office will continue to operate for some period beyond that date and all three power plants will continue to operate as well.

We are committed to making every effort to communicate with each individual employee directly, as the process evolves, and keep you up to date on important developments.

Ormat has indicated their intent to retain all of the employees at the power plants, including the O&M Managers. Unfortunately, the Boise office will eventually be closed. However, there may be individual employees in the Boise office that will be offered employment by Ormat. There will also be a transition period after shareholder approval, during which time a number of Boise employees will be asked to stay on for a mutually agreed period.

The Board and Management actively negotiated for a Service/Transition bonus for our employees, which has been put in place. The terms of the bonus are:

  Employees must stay until the acquisition closes to earn the bonus.

Website: www.usgeothermal.com	NYSE MKT: HTM

  Generally, the bonus amount will be tied to each full year of employment.
  Those employees that are terminated at closing will be paid the bonus at that time.
  If an employee is asked by Ormat to remain beyond the acquisition date to work during the transition period, the bonus will only be paid at the end of the transition period or at the end of 90 days beyond closing, whichever occurs first. This was required, as Ormat will need additional time with key employees to transfer specialized information.
  If an employee is required, but does not agree to work through the transition period, or leaves before the transition period is complete, the bonus will be forfeit.

This transaction may generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside U.S. Geothermal, please forward them to Scott Anderson at 208-424-1027.

Doug Glaspey
CEO & President

Important Additional Information and Where to Find It

In connection with the proposed transaction, U.S. Geothermal will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, U.S. GEOTHERMAL SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that U.S. Geothermal files with the SEC (when available) from the SEC’s website at www.sec.gov and U.S. Geothermal’s website at http://www.usgeothermal.com. In addition, the proxy statement and other documents filed by U.S. Geothermal with the SEC (when available) may be obtained from U.S. Geothermal free of charge by directing a request to Scott Anderson – Director, Investor Relations and Corporate Communications, U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, ID 83706, Phone: 208-424-1027.

Certain Participants in the Solicitation

U.S. Geothermal, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from U.S. Geothermal shareholders with respect to shareholder approval of the proposed acquisition of U.S. Geothermal. Information regarding the names of U.S. Geothermal’s directors and executive officers and their respective interests in U.S. Geothermal by security holdings or otherwise is set forth in U.S. Geothermal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and U.S. Geothermal’s definitive proxy statement for its 2017 Annual Meeting of Shareholders filed with the SEC on May 25, 2017. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and U.S. Geothermal’s website at http://www.usgeothermal.com.

U.S. Geothermal Inc.	390 E. Parkcenter Blvd., Suite 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com